ACCOLADE, INC.

EQUITY VESTING ACCELERATION AGREEMENT

This Equity Vesting Acceleration Agreement (the “Agreement”) is entered into by and between                                    (the “Executive”) and Accolade, Inc., a Delaware corporation (the “Company”), and is effective as of                              (the “Effective Date”).

1.	Agreement.

This Agreement shall terminate on the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination; provided, however, if a definitive agreement relating to a Corporate Transaction has been signed by the Company then this Agreement shall remain in effect through the earlier of:

(a)    The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination, or

(b)    The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company due to a Qualifying Termination.

2.Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 3, 7, and 8 below, Executive will be entitled to the following benefits:

a.    Each of Executive’s then outstanding unvested Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable (to the extent applicable) with respect to 100% of the then unvested shares subject to all Equity Awards.  “Equity Awards” means all options to purchase shares of Company common stock (excluding purchase rights under the Company’s Employee Stock Purchase Plan), Restricted Stock Units as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock or stock appreciation rights.

b.    Subject to Section 3, the accelerated vesting described above shall be effective as of the Separation.

c.    In the event an Equity Award is subject to performance metrics or factors, then the vesting acceleration provided for herein shall be based on achievement of such performance award “at-target.”

3.General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 2 shall not apply unless the Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to the Executive within ten (10) days after the

Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form, and in all events within sixty (60) days following the termination event described in Section 2.

4.Accrued Compensation and Benefits. The Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive prior to the date of termination (collectively “Accrued Compensation and Expenses”). In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as may be modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs or at such earlier time as may be required by applicable law. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.

5.Definitions.

(a)    “Cause” has the meaning ascribed to it in the Company’s 2020 Equity Incentive Plan (or its successor).  As set forth in Section 8(b), the definition of “Cause” set forth herein shall supersede any conflicting definition of “Cause” set forth in any other agreement between the Company and Executive.

(b)    “Code” means the Internal Revenue Code of 1986, as amended.

(c)    “Company Termination” means a Separation that is not a Qualifying Termination, but which results from (a) the Company terminating the Executive’s employment for any reason other than Cause or (b) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a Company Termination.

(d)    “Corporate Transaction” means a Corporate Transaction as defined in the Company’s 2020 Equity Incentive Plan (or its successor); provided that such Corporate Transaction also qualifies as a “change in control event” under Code Section 409A and the regulations thereunder.

(e)    “Good Reason” means the occurrence of any of the following events or conditions, without Executive’s express written consent (i) a material reduction of the Executive’s primary job duties or level of responsibility (collectively, “Duties”) relative to the Executive’s Duties that were in effect immediately prior to the Corporate Transaction; provided, however, that for purposes of this definition, a material reduction in the executive’s Duties will not be deemed to occur (A) if the Company is acquired and made a division or business unit of a larger entity, and following the consummation of the Corporate Transaction, the Executive retains substantially similar Duties for such division or business unit of the acquiring corporation, but not for the entire acquiring corporation, or (B) solely because of a change in title; (ii) material reduction in the Executive’s then current annual cash compensation, including base salary, target bonus, or combination of both (which, for purposes hereof means a reduction of such annual cash compensation of ten percent (10%) or more), other than an across-the-board cash compensation reduction for all similarly situated executives at the entity that acquired the Company; or (iii) relocation of executive’s primary work office to an office or location that would increase Executive’s one-way commute to more than fifty (50) miles from Executive’s current residence, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then-present business travel obligations and disregarding, for this purpose, any required or permitted remote work due to the impact of COVID-19 or another pandemic, endemic or similar occurrence in connection with which similar restrictions apply, or reestablishment of the Participant’s principal job or office location as in effect as of immediately prior to any such pandemic, endemic or similar occurrence and associated remote work arrangement. With respect to each of subsection (i), (ii), and (iii) above, Executive must provide notice to the Company of the condition giving rise to “Good Reason” within thirty (30) days of the initial existence of such condition, and the Company will have thirty (30) days following such notice to remedy such condition. Executive must resign Executive’s employment no later than fifteen (15) days following expiration of the Company’s thirty (30) day cure period or written receipt from the Company of its intent not to cure.  As set forth in Section 8(b), the definition of “Good Reason” set forth herein shall supersede any conflicting definition of “Good Reason” set forth in any other agreement between the Company and Executive.

(f)   “Release Conditions” means (i) the Company has received the Executive’s executed Release and (ii) any rescission period applicable to the Executive’s executed Release has expired such that the Release is effective.

(g)    “Qualifying Termination” means a Separation (i) within twelve (12) months following a Corporate Transaction or (ii) within two (2) months preceding a Corporate Transaction, in each case resulting from (a) the Company terminating the Executive’s employment for any reason other than Cause or (b) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.

(h)    “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

6.Successors.

(a)    Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement.

(b)    Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.Golden Parachute Taxes.

(a)    Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then such Payments shall be either (A) provided in full pursuant or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that the above clause (ii)(B) of this Section applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount).

8.Miscellaneous Provisions.

(a)    Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. Notwithstanding anything to the contrary in this Agreement, if the period of time comprising (x) the time to consider and make effective the Release and (y) the time after the expiration or cessation of any cure period or attempt to cure Good Reason, spans two calendar years, then, any payments that constitute deferred compensation subject to Section 409A will be made in the second calendar year.

(b)    Other Arrangements. This Agreement supersedes any and all vesting acceleration arrangements on a change in control, Corporate Transaction or similar event under any agreement, option agreement, restricted stock unit agreement, programs and plans that were previously offered by the Company to the Executive, including arrangements pursuant to an employment agreement or offer letter, and Executive hereby expressly waives Executive’s rights to such other benefits under any prior agreement.

(c)    Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Seattle, Washington, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this Section 8(c); however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

(e)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)    Withholding Taxes. All benefits provided under this Agreement shall be subject to applicable withholding and income taxes.

(g)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)    At-Will Employment. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason.

(i)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware (other than its choice-of-law provisions).

[Signature Page to Equity Vesting Agreement Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

EXECUTIVECOMPANY

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Name:Name:

Title:

[Signature Page to Equity Vesting Acceleration Agreement]